Exhibit 8

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into and effective as of the    day of September 2015, by and between First Light Bancorp (the “Company”) and Jackson County Bank (the “Escrow Agent”).

W I T N E S S E T H:

WHEREAS, the Company proposes to offer and sell (the “Offering”), a minimum of 769,231 shares of its common stock, no par value per share (the “Shares”), to investors at $6.50 per Share in reliance upon an exemption from registration provided by Regulation A under the Securities Act of 1933 (the “Act”); and

WHEREAS, the Company desires to establish an escrow for funds forwarded by subscribers for Shares, and the Escrow Agent is willing to serve as Escrow Agent upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Deposit with Escrow Agent.

(a)                                 The Escrow Agent agrees that it will from time to time accept, in its capacity as escrow agent, subscription funds for the Shares (the “Escrowed Funds”) in the form of checks and wire transfers received by the Escrow Agent from subscribers as well as subscription documents submitted by subscribers.  All checks shall be made payable to the Escrow Agent for the benefit of the Company.  If any check does not clear normal banking channels in due course, the Escrow Agent will promptly notify the Company.  Any check which does not clear normal banking channels and is returned by the drawer’s bank to the Escrow Agent will be promptly turned over to the Company along with all other subscription documents relating to such check.  Any check received that is made payable to a party other than the Escrow Agent shall be returned to the Company for return to the proper party.  The Company in its sole and absolute discretion may reject any subscription for shares for any reason and upon such rejection it shall notify and instruct the Escrow Agent in writing to return the Escrowed Funds by check made payable to the subscriber.  If the Company rejects or cancels any subscription for any reason the Escrow Agent will retain any interest earned on the Escrowed Funds.

(b)                                 Upon receipt, the Escrow Agent shall promptly deliver to the Company for its review a copy of all subscription documents received from each subscriber, along with a statement of the amount of Escrowed Funds received therefrom.

2.                                      Distribution of Escrowed Funds.  The Escrow Agent shall distribute the Escrowed Funds in the amounts, at the times, and upon the conditions hereinafter set forth in this Agreement.

(a)                                 If at any time on or prior to the expiration of the Offering, as described in the Offering Circular prepared by the Company, as may be extended by the Company one or more times (the “Closing Date”), (i) the Escrow Agent has certified to the Company in writing that the Escrow Agent has received at least $5,000,000 in Escrowed Funds that are collected funds, and (ii) the Escrow Agent has received a certificate from the President or the Chief Executive Officer of the Company that all conditions to the release of funds as described in the Offering Circular have been met, then the Escrow Agent shall deliver the Escrowed Funds to the Company to the extent such Escrowed Funds are collected funds. If any portion of the Escrowed Funds are not collected funds, then the Escrow Agent shall notify the Company of such fact and shall distribute such funds to the Company only after such funds become collected funds.  For purposes of this Agreement, “collected funds” shall mean all funds received by the Escrow Agent, which have cleared normal banking channels. Following the satisfaction of the conditions described in (i) and (ii) above, and provided that the Closing Date has not occured, the Escrow Agent shall distribute the subscription Funds received by it to the Company as such Funds become collected funds.

(b)                                 If the Escrowed Funds do not, on or prior to the Closing Date, become deliverable to the Company based on failure to meet the conditions described in Section 2(a), or if the Company terminates the Offering at any time prior to the Closing Date and delivers written notice to the Escrow Agent of such termination (the “Termination Notice”), the Escrow Agent shall return the Escrowed Funds which are collected funds as directed in writing by the Company to the respective subscribers in amounts equal to the subscription amount theretofore paid by each of them.  All uncleared checks representing Escrowed Funds which are not collected funds as of the Closing Date shall be collected by the Escrow Agent, and together with all related subscription documents thereof, shall then be delivered to the respective subscribers by the Escrow Agent as directed in writing by the Company.

3.                                      Fee of Escrow Agent. The escrow account will accrue a service charge of $1,000 provided that the escrow account closes within 12 months following the date of opening.  In the event that the escrow account remains open longer than 12 months following the date of opening, the escrow account will accrue an additional $1,000 service fee for any portion of a year that the escrow account remains open.  In addition, a $25 per check fee will be charged if the escrow account has to be refunded due to a failure to meet the conditions described in Section 2(a) or termination of the Offering.  All of these fees are payable upon the release of the Escrowed Funds, and the Escrow Agent is hereby authorized to deduct such fees from the Escrowed Funds prior to any release thereof pursuant to Section 2 hereof; provided, however, that the Company will be charged directly for any such fee in the event of a return of Escrowed Funds pursuant to Section 2(b) hereof so that the full subscribed amounts may be returned to all subscribers.

4.                                      Investment of Escrowed Funds. Upon receipt of funds from subscribers, the Escrow Agent shall invest such funds in accordance with applicable laws, rules and regulations, including, without limitation, Rule 15c2-4 promulgated under the Securities Exchange Act of 1934, as amended.

5.                                      Liability of Escrow Agent.

(a)                                 In performing any of its duties under the Agreement, or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses or expenses which it may incur as a result of the Escrow Agent so acting, or failing to act; provided, however, the Escrow Agent shall be liable for damages arising out of its willful default or misconduct or its gross negligence under this Agreement.  Accordingly, the Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel or counsel for the Company which is given with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder; or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for this Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, if the Escrow Agent shall in good faith believe such document to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

(b)                                 The Escrow Agent may resign at any time upon giving thirty (30) days written notice to the Company.  If a successor escrow agent is not appointed by the Company within thirty (30) days after notice of resignation, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent and the Escrow Agent herein shall be fully relieved of all liability under this Agreement to any and all parties upon the transfer of the Escrowed Funds and all related documentation thereto, including appropriate information to assist the successor escrow agent with the reporting of earnings of the Escrowed Funds to the appropriate state and federal agencies in accordance with the applicable state and federal income tax laws, to the successor escrow agent designated by the Company appointed by the court.

6.                                      Appointment of Successor.  The Company may, upon the delivery of thirty (30) days written notice appointing a successor escrow agent to the Escrow Agent, terminate the services of the Escrow Agent hereunder.  In the event of such termination, the Escrow Agent shall immediately deliver to the successor escrow agent selected by the Company, all documentation and Escrowed Funds including interest earnings thereon in its possession, less any fees and expenses due to the Escrow Agent or required to be paid by the Escrow Agent to a third party pursuant to this Agreement.

7.                                      Notice.  All notices, requests, demands and other communications or deliveries required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given three days after having been deposited for mailing if sent by registered mail, or certified mail return receipt requested; or next day delivery if delivered by overnight courier (such as FedEx) if evidence of actual receipt is provided; by email with confirmation of transmission, the same day as the email transmission; or by facsimile transmission, if evidence of actual receipt is provided, the same day as the facsimile transmission, to the respective addresses set forth below:

If to the subscribers for Shares:	To their respective addresses as specified in their Subscription Agreements.

The Company:	First Light Bancorp
20 Northwest Fourth Street
Evansville, IN 47708
Attn: John Schenk

With a copy to:	John W. Tanselle
SmithAmundsen LLC
201 North Illinois Street, Suite 1400
Indianapolis, IN 46204-4212

The Escrow Agent:	Jackson County Bank
125 South Chestnut Street
Seymour, IN 47274

8.                                      Representations of the Company.  The Company hereby acknowledges that the status of the Escrow Agent with respect to the offering of the Shares is that of agent only for the limited purposes herein set forth, and hereby agrees it will not represent or imply that the Escrow Agent, by serving as the Escrow Agent hereunder or otherwise, has investigated the desirability or advisability in an investment in the Shares, or has approved, endorsed or passed upon the merits of the Shares, nor shall the Company use the name of the Escrow Agent in any manner whatsoever in connection with the offer or sale of the Shares, other than by acknowledgment that it has agreed to serve as Escrow Agent for the limited purposes herein set forth.

9.                                      General.

(a)                                 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana.

(b)                                 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(c)                                  This Agreement sets forth the entire agreement and understanding of the parties with regard to this escrow transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

(d)                                 This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver in any one or more instances by any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other terms of this Agreement.

(e)                                  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)                                   This Agreement shall inure to the benefit of the parties hereto and their respective administrators, successors and assigns.  The Escrow Agent shall be bound only by the terms of this Escrow Agreement and shall not be bound by or incur any liability with respect to any other agreement or understanding between the parties except as herein expressly provided.  The Escrow Agent shall not have any duties hereunder except those specifically set forth herein.

(g)                                  No interest in any part to this Agreement shall be assignable in the absence of a written agreement by and between all the parties to this Agreement, executed with the same formalities as this original Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as the date first written above.

COMPANY:	ESCROW AGENT:

FIRST LIGHT BANCORP	JACKSON COUNTY BANK

By:	By:
Name:	Name:
Title:	Title: